Exhibit 5.1

August 20, 2010

GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019

Re:           GlobalOptions Group, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to GlobalOptions Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of its registration statement on Form S-3 (the “Registration Statement”) relating to the registration of the resale by the selling stockholders named in the Registration Statement of an aggregate of up to 4,374,551 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”).  This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the Certificate of Incorporation and By-laws, each as amended to date, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualification and limitations set forth herein, we advise you that in our opinion, the Shares have been duly and validly issued and are fully paid and non-assessable.

August 20, 2010

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York and of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”).  In rendering our opinion as it relates to the laws of the State of Delaware, we have reviewed the Constitution of the State of Delaware and the DGCL, but not to the extent affected by other noncorporate law, and reported judicial decisions in the State of Delaware under the DGCL.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP